 Exhibit 3.1

STATE OF WYOMING

Office of the Secretary of State

I, MAX MAXFIELD, SECRETARY OF STATE of the STATE OF WYOMING, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF INCORPORATI ON

Guardianlink

Accordingly, the undersigned, by virtue of the authority vested in me by the law, hereby issues this Certificate.

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this 11th day of May, 2012.

Guardianlink

Artlcle I

The name of the corporation is Guardianlink.

Article II

The name and address of the registered agent of the corporation is WyomingRegisteredAgent.com, Inc., 1621 Central Avenue, Cheyenne, Wyoming 82001.

Article Ill

The principal office of the corporation is located at: 1621 Central Avenue. Cheyenne, Wyoming 82001.

Article IV

  The corporation will have the authority to issue 1,000,000 Common Shares with No Par Value.

Article V

Neither the Board of Directors of the corporation nor the Officers of the corporation are liable under ajudgment.  decree or order of a court, or in any other manner, for a debt. obligation or liability of the corporation.

Article VI

The name  and address of the incorporator  of the corporation  is WyomingRegisteredAgent.com,  Inc.,  1621 Central Avenue,  Cheyenne, WY 82001.

Consent To Appointment

by

Registered Agent

I, WyomingRegisteredAgent. com, Inc., with a registered office located at 1621 Central Avenue. Cheyenne, Wyoming 8200l, voluntarily consent to serve as the registered agent for Guardianlink on the date shown below.

The registered agent certifies that he is incompliance with the requirements of W.S. 17-28-101 through W.S. 17-28 111.

The registered agent certifies that he is a domestic corporation or not for-profit domestic corporation whose business office is identical with the registered office.

Executed this day May 8, 2012.